1. Name and Address of Reporting Person
   Veed, Richard
   6 International Drive
   Rye Brook, NY 10573
   USA
2. Issuer Name and Ticker or Trading Symbol
   Universal American Financial Corp. (UHCO)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $2.25    09/28/2001 E <F1>          1000  12/08/2001 12/08/2008 Common  1000     $0.0000    2000     D
(Right to buy)                                                                 Stock
Stock Options  $2.62                                                05/28/2008 Common                      1500     D
(Right to buy)                                                                 Stock
Stock Options  $2.62                                                06/30/2008 Common                      3000     D
(Right to buy)                                                                 Stock
Stock Options  $4       09/28/2001 E <F1>          2250  11/09/2001 11/09/2009 Common  2250     $0.0000    2250     D
(Right to buy)                                                                 Stock
Stock Options  $4.063   09/28/2001 E <F1>          1500  06/07/2002 06/07/2010 Common  1500     $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $4.063   09/28/2001 E <F1>          1500  06/07/2003 06/07/2010 Common  1500     $0.0000    1500     D
(Right to buy)                                                                 Stock
Stock Options  $5.75    09/28/2001 E <F1>          1500  05/24/2002 05/24/2011 Common  1500     $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $5.75    09/28/2001 E <F1>          1500  05/24/2003 05/24/2011 Common  1500     $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $5.75    09/28/2001 E <F1>          1500  05/24/2004 05/24/2011 Common  1500     $0.0000    0        D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
Represents non-vested options that terminated due to resignation from position of Director with Company.

SIGNATURE OF REPORTING PERSON
/s/ Richard Veed

DATE
08/12/2002